Exhibit 99.1

AudioEye Announces Appointment of Jim Hawkins to Board of Directors

TUCSON, AZ – March 4, 2025 – AudioEye, Inc. (Nasdaq: AEYE) ("AudioEye" or the "Company"), the industry-leading digital accessibility company, today announced the appointment of Jim Hawkins, an accomplished executive with extensive public company leadership, to its board of directors, effective immediately. Hawkins joins as Tony Coelho concludes his tenure on the Board, following years of dedicated service and advocacy for digital accessibility.

“We are excited to welcome Jim to AudioEye’s board of directors,” said AudioEye CEO David Moradi. “Jim brings extensive experience in scaling public companies. As CEO of a publicly traded company, he led revenue growth from $37 million to $530 million—an increase of 1,300%—while also increasing market capitalization from $68 million to $1.1 billion, a 1,500% increase. His track record of driving growth and operational success will be invaluable as we continue expanding AudioEye’s reach and impact. I would also like to thank Tony Coelho for his many contributions at AudioEye.”

Jim Hawkins is a seasoned executive with a strong track record of driving growth and innovation. From 2004 to 2018, he served as President and CEO of Natus Medical, a global leader in medical devices and software, where he expanded market presence, strengthened the product portfolio, and achieved sustained growth. Previously, he was CEO of Invivo Corporation. Jim currently serves on the boards of OSI Systems, Inc. and IRadimed Corporation. He holds a bachelor’s degree from Santa Clara University and an MBA in finance from San Francisco State University.

“I have been a shareholder of AudioEye for some time and have watched the Company nearly quadruple revenues while achieving cash flow profitability and becoming a ‘Rule of 40’ Company since David Moradi became involved in 2019,” said Hawkins. “I’ve been involved in scaling high-growth companies as a CEO and a board member, and I look forward to contributing to AudioEye’s tremendous opportunity ahead.”

About AudioEye

AudioEye exists to ensure the digital future we build is accessible. The gold standard for digital accessibility, AudioEye's comprehensive solution combines industry-leading AI automation technology with expert fixes informed by the disability community. This powerful combination delivers industry-leading protection, ensuring businesses of all sizes — including over 126,000 customers like Samsung, Calvin Klein, and Samsonite — meet and exceed compliance standards. With 24 US patents, AudioEye’s solution includes 24/7 accessibility monitoring, automated WCAG issue testing and fixes, expert testing, developer tools, and legal protection, empowering organizations to confidently create accessible digital experiences for all.

Media Contact

Sierra Thomas

AudioEye PR

sierra.thomas@audioeye.com

Investor Contact

Tom Colton

Gateway Group, Inc.

AEYE@gateway-grp.com

949-574-3860